UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	September 8, 2006

Glenayre Technologies, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-15761	98-0085742
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

825 8th Avenue, 23rd Floor, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	770-283-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 8, 2006, Glenayre Technologies, Inc. (the "Company") (Nasdaq: GEMS), a global provider of messaging solutions through Glenayre Messaging and entertainment products and services through Entertainment Distribution Company, LLC, learned that a shareholder derivative complaint (the “Complaint”) was filed on September 6, 2006 with the Supreme Court of the State of New York, County of New York.

The Complaint names the Company as a nominal defendant and certain former and current officers and directors as defendants. The Complaint, purportedly on behalf of the Company, alleges that the defendants breached their fiduciary duties by improperly backdating the grant of stock options between May 1994 and July 2001, and also contains allegations of related violations of federal securities laws in connection with the dissemination of the Company's financial and proxy statements and violations of Generally Accepted Accounting Principles as a result of such allegedly improper grants. The Complaint further alleges that the officer defendants were unjustly enriched as a result of their receipt and retention of the subject stock option grants. The plaintiff seeks to obtain, on behalf of the Company, unspecified equitable relief and disgorgement of any improperly granted stock options and related proceeds of any such exercised stock options from the individual officer defendants, as well as an award of attorneys' fees and costs.

The only factual support offered by the Complaint for the allegations made is that the Company’s stock price increased in the ten-day trading period subsequent to certain listed stock option grants made during the May 1994 to July 2001 time period. Based on currently available information, the Company believes that the allegations in the Complaint are without merit. However, the Company and its Board of Directors have authorized the Audit Committee to conduct a full review, with the assistance of outside legal counsel and other experts, of its past option grant practice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glenayre Technologies, Inc

Dated: September 12, 2006	By:	/s/ Debra Ziola
Name: Debra Ziola Title: Senior Vice President and Chief Financial Officer